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Pricing Supplement No. 2C                           Filing Under: Rule 424(b)(2)
Dated:  6/15/99                                  Registration File No.: 333-8187

                                  $200,000,000
                                UNUM CORPORATION
                           MEDIUM TERM NOTES, SERIES C
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CUSIP:                                               90313QAR6                          Floating Rate Notes:    Yes
Principal Amount:                                    $200,000,000                       Interest Rate Basis:    LIBOR
Interest Rate (if fixed rate):                       N/A                                Index Maturity:         N/A
Stated Maturity:                                     6/19/2000                          Spread:                 -0.02%
Specified Currency:                                  U.S. Dollar                        Spread Multiplier:      N/A
Applicable Exchange Rate:                            N/A                                Maximum Interest Rate:  N/A
Issue price (as a percentage of                                                         Minimum Interest Rate:  N/A
         principal amount):                          100%                               Initial Interest Rate:  5.135%
Selling Agent's commission (%):                      0.00%                              Interest Reset Date(s):
                                                                                                 19th of  September,
Purchasing Agent's discount or                                                                   December, March, and
         commission (%):                             N/A                                         June or NGBD
Net proceeds to the Company ($):                     $200,000,000                       Interest Determination Date(s):  Quarterly
Settlement date (original issue date):               6/17/99                            Calculation Date(s):
Redemption Commencement Date:                        N/A                                    Two (London) business days prior
Redemption Prices:                                   N/A                                    to coupon reset date
Exchange Rate Agent:                                 N/A                                Calculation Agent:
Original Issue Discount Security:                                                       Reset based on BBA 3 month LIBOR
                  Yes:                                                                      as found on Telerate page 3750
                  No:  X                                                                Interest Payment Date(s):
Default Rate (%):                                    N/A                                    19th of September, December, March, and
Redemption Periods:                                  N/A                                    June or NGBD
Other Provisions:                                    N/A                                Regular Record Date(s): N/A
                                                                                        Interest Reset Period:  Quarterly
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If such Notes are denominated in other than U.S. Dollars, the applicable Foreign
Currency Supplement is attached hereto.

         Additional terms:  N/A

         As of the date of this Pricing Supplement, (i) the aggregate initial public offering price (or its equivalent in other currencies) of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $250,000,000; and the aggregate proceeds which the Company has received from Debt Securities (as defined in the Prospectus) which have been sold (excluding the Notes to which this Pricing Supplement relates) is $49,625,000.

         "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".

                                Capital -   GOLDMAN SACHS    ($100,000,000)
                                            MORGAN STANLEY ($100,000,000)

RECENT DEVELOPMENTS:

         The Company has announced its intention to merge with Provident Companies, Inc., subject to obtaining the necessary shareholder and regulatory approvals. Further information about the merger may be found in the Joint Proxy Statement/Prospectus dated and filed with the Securities and Exchange Commission on June 2, 1999 and the Company's Amended Report on Form 10-Q/A for the quarterly period ended March 31, 1999, filed with the SEC on June 2, 1999, both hereby incorporated by reference.